Exhibit 99(a)
News Release
Integra Bank Corporation Reports First Quarter 2008 Results
•	Net Income Per Diluted Share was $0.24

•	Non-Performing Loans Increase to 1.28% of Total Loans from 0.98% in Fourth Quarter 2007

•	Provision for Loan Losses Increases $1.4 million from Fourth Quarter of 2007

•	Net Interest Margin Declines 19 Basis Points to 3.23% Following 200 Basis Points of Fed Interest Rate Cuts

•	Commercial Loan Growth Remains Strong at 16% Annualized from Fourth Quarter of 2007—Low Cost Deposit Growth Also Strong at 15%
EVANSVILLE, INDIANA — April 14, 2008 — Integra Bank Corporation (Nasdaq Global Market: IBNK) today reported net income for the first quarter of 2008 of $5.0 million, a decline of $0.8 million or 14.5% from the fourth quarter of 2007. Diluted earnings per share were $0.24, compared to $0.28 for the fourth quarter of 2007, a decline of 14.3%. Returns on assets and equity were 0.59% and 5.99% for the first quarter of 2008, as compared to 0.69% and 6.99% for the fourth quarter of 2007.
Comparisons in this release are from the first quarter of 2008 to the fourth quarter of 2007. The Company believes that the April 2007 acquisition of Prairie Financial Corporation and the recent dramatic change in credit conditions make comparisons to the fourth quarter of 2007 more meaningful than comparisons to the first quarter of 2007.
First quarter 2008 results, as compared to fourth quarter 2007, included increases in the provision for loan losses of $1.4 million, non-interest expense of $0.8 million, and income taxes of $0.8 million, as well as a decrease in net interest income of $1.1 million. An increase in non-interest income of $3.2 million partially offset these changes. Net interest income was $23.5 million for the first quarter of 2008, compared to $24.7 million for the fourth quarter of 2007, while the net interest margin decreased 19 basis points to 3.23%. Commercial loans increased $63.4 million, or 16.2% annualized. This increase in loan volume partially offset the decline in the net interest margin that occurred largely due to decreases in commercial loan interest rates which are tied to market rates. The Federal Reserve lowered the key interbank borrowing rate by 200 basis points during the first quarter of 2008. Non-interest income was $10.7 million for the first quarter of 2008, compared to $7.5 million for the preceding quarter. Fourth quarter 2007 non-interest income included a $2.7 million other-than-temporary impairment (OTTI) charge. The allowance to total loans increased 4 basis points to 1.22% while net charge-offs increased 15 basis points to 0.40%. Non-performing assets increased $7.7 million, or 30.2%, while the allowance to non-performing loans decreased from 120% to 95%.
“Our earnings for the first quarter were below our expectations, largely as a result of our increased provision for loan losses,” stated Mike Vea, Chairman, President and CEO. “Nonetheless, we were pleased with several components of our first quarter results. Our loan and low cost deposit growth rates were very strong in what is a very tough, declining economic environment. Additionally, our fee income exceeded our expectations in what is typically a low quarter for fee income,” Vea added.
“In the current economic environment, which appears to be a twenty year credit correction cycle, credit quality, liquidity and capital are the key items of focus,” Vea commented. “During the first quarter, we charged off $1.4 million from one floor plan lending relationship. This charge-off comprised 24 basis points of the 40 basis points of net charge-offs we recorded during the quarter. As we stated in January, the majority of our current credit weakness is from our Chicago residential homebuilder portfolio and we continue to believe we are adequately secured within that portfolio,” added Vea.

Commercial and Direct Consumer Loan Growth Continues
Higher yielding commercial loan average balances increased $63.4 million during the first quarter, as compared to the preceding quarter, a 16.2% annualized growth rate. Growth was broadly based, coming primarily from commercial real estate, as well as from the company’s Cincinnati, Evansville and Chicago markets. Commercial loan average balances were 54.4% of earning assets for the first quarter of 2008, up from 53.2% for the fourth quarter of 2007, and up from 42.3% for the first quarter of 2007.
Direct consumer and home equity loan average balances increased $2.2 million in the first quarter, or 2.8% annualized. The increases in commercial, consumer and home equity loans more than offset planned declines of $5.1 million in indirect consumer loans and residential mortgage loans of $22.7 million. Both the indirect and residential mortgage reductions were in line with the company’s strategy to improve its earning asset mix.
Net Interest Margin and Net Interest Income
The net interest margin was 3.23% for the first quarter of 2008, a 19 basis point decline from the fourth quarter of 2007. A decrease in the yield on earning assets of 0.63% to 6.37% exceeded the decrease in the cost of interest bearing liabilities of 0.48% to 3.47%. Net interest income decreased $1.1 million, or 4.6%, to $23.5 million. Increases in higher yielding average commercial loan balances of $63.4 million or 16.2% annualized and low cost deposits of $28.4 million, or 14.6% annualized, only partially offset the impact of floating rate assets repricing more quickly than floating rate liabilities as fed funds rates declined 200 basis points during the quarter.
“While our net interest margin declined as a result of the rate cuts that occurred during the last two quarters, we expect the margin to rebound during the last three quarters of the year as our liabilities reprice and catch up with our assets that reprice more quickly,” stated Mike Vea. “The amount and timing of any future rate cuts remains uncertain and will impact us, as well as the rest of the banking industry, particularly if those cuts are significant,” added Vea.
Non-Interest Income
Non-interest income was $10.7 million for the first quarter of 2008, an increase of $3.2 million, or 42.4% from the fourth quarter of 2007. The fourth quarter of 2007 included an other-than-temporary impairment charge of $2.7 million. Service charges on deposit accounts decreased $0.6 million, or 11.1%, driven by seasonally lower overdraft fee income. This decrease was more than offset by increases in annuity income, which increased $0.3 million or 113.9%, and an increase in positive mark-to-market adjustments on trading securities and free standing derivatives of $0.8 million. During the quarter, the company sold all securities in its investment portfolio that it had classified as trading.
Non-Interest Expense
Non-interest expense was $24.1 million for the first quarter of 2008, an increase of $0.8 million, or 3.2% from the fourth quarter of 2007. Increases in personnel expense of $0.3 million and loan and real estate owned expenses of $0.3 million, as well as a $0.4 million check kiting loss, were partially offset by a $0.5 million decline in professional fees.
Credit Quality
The provision for loan losses was $3.6 million for the first quarter of 2008, compared to $2.3 million for the fourth quarter of 2007. Net charge-offs for the first quarter totaled $2.3 million, compared to $1.4 million in the fourth quarter of 2007. Net charge-offs and the provision for loan losses for the first quarter of 2008 include a $1.4 million loss on an automobile dealer floor plan. The net charge-off ratio for the first quarter of 2008 was 40 basis points, which includes the floor plan charge-off of 24 basis points. This compares to 25 basis points in net charge-offs for the fourth quarter of 2007.

The allowance for loan losses at March 31, 2008, was 95% of non-performing and 1.22% of total loans, compared to 120% and 1.18% at December 31, 2007. The ratio of non-performing loans to total loans at March 31, 2008, was 1.28%, compared to 0.98% at December 31, 2007. Non-performing loans in the company’s Chicago region represented approximately 60% of the company’s total non-performing loans at both March 31, 2008 and December 31, 2007. Non-performing loans increased $7.4 million from December 31, 2007, while other real estate owned increased $0.3 million.
“Our credit exposure continues to come primarily from our residential builder construction portfolio, which is located predominately in our Chicago region,” stated Mike Vea. “As we stated in January, we continue to believe that these loans are adequately secured. Losses from work outs within the builder portfolio during the first quarter were less than one basis point of net charge-offs. We continue to expect future losses to be in line with the expectations we had in January,” added Vea.
Income Taxes
The effective tax rate for the first quarter of 2008 was 23.5%, compared to 20.2% for all of 2007. Income tax expense for 2007 included receipt of a federal income tax refund of $0.9 million. The effective rate for the year, exclusive of that refund, would have been 22.5%.
Capital
Integra’s capital ratios remain strong, are within the regulatory requirements for being well capitalized as well as within internal policy guidelines, and were basically unchanged from December 31, 2007.
Conference Call
Integra executive management will hold a conference call to discuss the contents of this news release, business highlights and its financial outlook on Tuesday, April 15, 2008, at 8:00 a.m. CDT. The telephone number for the conference call is (877) 591-4949, confirmation code 2131324. The conference call will also be available by webcast at http://www.integrabank.com.
About Integra
Headquartered in Evansville, Indiana, Integra Bank Corporation is the parent of Integra Bank N.A. As of March 31, 2008, Integra has $3.4 billion in total assets and operates 80 banking centers and 135 ATMs at locations in Indiana, Kentucky, Illinois and Ohio. Moody’s Investors Service has assigned an investment grade rating of A3 for Integra Bank’s long-term deposits. Integra Bank Corporation’s Corporate Governance Quotient (CGQ) rating as of April 1, 2008, has IBNK outperforming 97.1% of the companies in the Russell 3000 Index and 97.0% of the companies in the banking group. This rating is updated monthly by Institutional Shareholder Services and measures public companies’ corporate governance performance to a set of corporate governance factors that reflects the current regulatory environment. Integra Bank Corporation’s common stock is listed on the Nasdaq Global Market under the symbol IBNK. Additional information may be found at Integra’s web site, www.integrabank.com.

Safe Harbor
Certain statements made in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this release, the words “may,” “will,” “should,” “would,” “anticipate,” “expect,” “plan,” “believe,” “intend,” and similar expressions identify forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements to be materially different from the results, performance or achievements expressed or implied by such forward-looking statements. Factors that might cause such a difference include, but are not limited to: (1) the impact of the current slowing economy, including disruptions in the housing and credit markets, either national or in the markets in which Integra does business; (2) changes in the interest rate environment that reduce net interest margin; (3) charge-offs and loan loss provisions; (4) the ability of Integra to maintain required capital levels and adequate sources of funding and liquidity; (5) changes and trends in capital markets; (6) competitive pressures among depository institutions that increase significantly; (7) effects of critical accounting policies and judgments; (8) changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies; (9) legislative or regulatory changes or actions, or significant litigation that adversely affect Integra or the business in which Integra is engaged; (10) ability to attract and retain key personnel; (11) ability to secure confidential information through the use of computer systems and telecommunications network; and (12) the impact of reputational risk created by these developments on such matters as business generation and retention, funding and liquidity, and other factors described in our periodic reports filed with the SEC. We undertake no obligation to revise or update these risks, uncertainties and other factors except as may be set forth in our periodic reports.
Contacts:
Mike Vea, Chairman, President and CEO — 812-464-9604
Martin Zorn, CFO, EVP-Finance and Risk — 812-461-5794
Gretchen Dunn, Shareholder Relations — 812-464-9677
Web site:
http://www.integrabank.com

Summary Operating Results Data
Here is a summary of Integra’s first quarter 2008 operating results:
Net income of $5.0 million for first quarter 2008
•	Compared with $5.8 million for the fourth quarter 2007

•	Compared with $7.4 million for first quarter 2007
Diluted net income per share of $0.24 for first quarter 2008
•	Compared with $0.28 for the fourth quarter 2007

•	Compared with $0.41 for first quarter 2007
Return on assets of 0.59% for first quarter 2008
•	Compared with 0.69% for fourth quarter 2007

•	Compared with 1.12% for first quarter 2007
Return on equity of 5.99% for first quarter 2008
•	Compared with 6.99% for fourth quarter 2007

•	Compared with 12.62% for first quarter 2007
Net interest margin of 3.23% for first quarter 2008
•	Compared with 3.42% for fourth quarter 2007

•	Compared with 3.48% for first quarter 2007
Allowance for loan losses of $28.6 million or 1.22% of loans at March 31, 2008
•	Compared with $27.3 million or 1.18% at December 31, 2007

•	Compared with $21.2 million or 1.18% at March 31, 2007

•	Equaled 95.1% of non-performing loans at March 31, 2008, compared with 120.3% at December 31, 2007 and 238.8% at March 31, 2007
Non-performing loans of $30.1 million or 1.28% of loans at March 31, 2008
•	Compared with $22.7 million or 0.98% of loans at December 31, 2007

•	Compared with $8.9 million or 0.50% at March 31, 2007
Annualized net charge-off rate of 0.40% for first quarter 2008
•	Compared with 0.25% for fourth quarter 2007

•	Compared with 0.17% for first quarter 2007

INTEGRA BANK CORPORATION
UNAUDITED CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	March 31,	December 31,	March 31,
ASSETS	2008	2007	2007
Cash and due from banks	$81,156	$72,360	$58,474
Federal funds sold and other short-term investments	3,992	3,630	3,996
Loans held for sale (at lower of cost or market value)	6,480	5,928	1,311
Securities available for sale	632,758	582,954	595,988
Securities held for trading	—	53,782	—
Regulatory stock	29,181	29,179	24,362
Loans:
Commercial loans	1,660,472	1,604,785	1,040,004
Consumer loans	419,577	423,481	412,576
Mortgage loans	260,701	283,112	337,480
Less: Allowance for loan losses	(28,590)	(27,261)	(21,165)

Net loans	2,312,160	2,284,117	1,768,895
Premises and equipment	50,228	50,552	45,964
Goodwill	122,824	123,050	44,491
Other intangible assets	11,221	11,652	6,599
Other assets	151,324	132,922	106,131

TOTAL ASSETS	$3,401,324	$3,350,126	$2,656,211

LIABILITIES
Deposits:
Non-interest-bearing demand	$295,942	$265,554	$250,474
Savings & interest checking	555,844	516,925	492,171
Money market	390,610	401,098	303,063
Certificates of deposit and other time deposits	1,065,727	1,156,560	950,020

Total deposits	2,308,123	2,340,137	1,995,728
Short-term borrowings	367,022	272,270	208,667
Long-term borrowings	360,754	376,707	187,426
Other liabilities	33,561	33,208	25,683

TOTAL LIABILITIES	3,069,460	3,022,322	2,417,504

SHAREHOLDERS’ EQUITY
Preferred stock - 1,000 shares authorized — None outstanding
Common stock — $1.00 stated value - 29,000 shares authorized	20,657	20,650	17,675
Additional paid-in capital	207,332	206,991	132,465
Retained earnings	104,961	104,913	92,706
Accumulated other comprehensive income (loss)	(1,086)	(4,750)	(4,139)

TOTAL SHAREHOLDERS’ EQUITY	331,864	327,804	238,707

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$3,401,324	$3,350,126	$2,656,211

INTEGRA BANK CORPORATION
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except for per share data)

	Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2008	2007	2007	2007	2007
INTEREST INCOME
Interest and fees on loans and leases	$38,782	$43,217	$43,586	$41,486	$32,130
Interest and dividends on securities available for sale	7,267	7,313	7,294	7,495	7,289
Interest on securities held for trading	525	364	—	—	—
Dividends on regulatory stock	376	345	314	281	346
Interest on loans held for sale	103	85	77	45	28
Interest on federal funds sold and other investments	38	60	56	60	49

Total interest income	47,091	51,384	51,327	49,367	39,842

INTEREST EXPENSE
Interest on deposits	16,392	19,251	19,790	20,017	14,684
Interest on short-term borrowings	2,166	2,501	2,648	2,264	2,018
Interest on long-term borrowings	5,015	4,977	4,191	3,519	2,811

Total interest expense	23,573	26,729	26,629	25,800	19,513

NET INTEREST INCOME	23,518	24,655	24,698	23,567	20,329
Provision for loan losses	3,634	2,280	723	455	735

Net interest income after provision for loan losses	19,884	22,375	23,975	23,112	19,594

NON-INTEREST INCOME
Service charges on deposit accounts	4,699	5,283	5,408	5,408	4,218
Trust income	559	587	588	602	614
Debit card income-interchange	1,243	1,284	1,136	1,064	895
Other service charges and fees	1,579	1,039	1,286	1,133	1,204
Securities gains (losses)	24	(2,718)	219	56	166
Gain (Loss) on sale of other assets	—	48	(5)	60	539
Other	2,630	2,015	1,755	1,608	1,579

Total non-interest income	10,734	7,538	10,387	9,931	9,215

NON-INTEREST EXPENSE
Salaries and employee benefits	12,394	12,104	11,319	11,693	10,765
Occupancy	2,560	2,461	2,474	2,388	2,107
Equipment	928	965	832	822	824
Professional fees	984	1,509	1,073	893	1,137
Communication and transportation	1,456	1,466	1,490	1,303	1,171
Other	5,799	4,866	5,054	4,771	4,163

Total non-interest expense	24,121	23,371	22,242	21,870	20,167

Income before income taxes	6,497	6,542	12,120	11,173	8,642
Income taxes expense	1,524	727	2,914	2,840	1,286

NET INCOME	$4,973	$5,815	$9,206	$8,333	$7,356

Earnings per share:
Basic	$0.24	$0.28	$0.45	$0.41	$0.42
Diluted	0.24	0.28	0.45	0.41	0.41

Weighted average shares outstanding:
Basic	20,537	20,535	20,527	20,331	17,678
Diluted	20,544	20,542	20,545	20,407	17,786

INTEGRA BANK CORPORATION
SUMMARY OF SELECTED CONSOLIDATED FINANCIAL DATA
(In thousands, except for per share data)

	March 31,	December 31,	September 30,	June 30,	March 31,
	2008	2007	2007	2007	2007
EARNINGS DATA
Net Interest Income (tax-equivalent)	$24,268	$25,436	$25,495	$24,366	$20,945
Net Income (Loss)	4,973	5,815	9,206	8,333	7,356
Basic Earnings Per Share	0.24	0.28	0.45	0.41	0.42
Diluted Earnings Per Share	0.24	0.28	0.45	0.41	0.41
Dividends Declared	0.18	0.18	0.18	0.18	0.17
Book Value	16.07	15.87	15.74	15.33	13.51
Tangible Book Value	9.58	9.35	9.19	8.92	10.61

PERFORMANCE RATIOS
Return on Assets	0.59%	0.69%	1.13%	1.04%	1.12%
Return on Equity	5.99	6.99	11.34	10.71	12.62
Net Interest Margin (tax-equivalent)	3.23	3.42	3.52	3.40	3.48
Tier 1 Capital to Risk Assets	9.40	9.34	9.30	9.41	11.01
Capital to Risk Assets	11.54	11.52	11.52	11.76	12.71
Tangible Equity to Tangible Assets	6.05	6.01	5.96	5.97	7.20
Efficiency Ratio	67.73	64.20	61.09	62.65	66.46

AT PERIOD END
Assets	$3,401,324	$3,350,126	$3,317,320	$3,214,362	$2,656,211
Interest-Earning Assets	3,013,161	2,986,851	2,933,165	2,862,520	2,415,717
Commercial Loans	1,660,472	1,604,785	1,572,013	1,467,730	1,040,004
Consumer Loans	419,577	423,481	422,737	426,086	412,576
Mortgage Loans	260,701	283,112	305,238	324,411	337,480
Total Loans	2,340,750	2,311,378	2,299,988	2,218,227	1,790,060
Deposits	2,308,123	2,340,137	2,383,953	2,415,619	1,995,728
Low Cost Deposits (1)	851,786	782,479	779,234	791,587	742,645
Interest-Bearing Liabilities	2,739,957	2,723,560	2,664,101	2,585,213	2,141,347
Shareholders’ Equity	331,864	327,804	325,090	316,313	238,707
Unrealized Gains (Losses) on Market Securities (FASB 115)	(334)	(3,600)	(4,171)	(6,848)	(3,294)

AVERAGE BALANCES
Assets	$3,374,579	$3,320,443	$3,232,918	$3,198,981	$2,658,785
Interest-Earning Assets (2)	3,017,241	2,964,101	2,882,412	2,866,946	2,417,417
Commercial Loans	1,640,194	1,576,840	1,501,430	1,425,439	1,021,373
Consumer Loans	420,365	423,197	423,607	427,419	416,532
Mortgage Loans	272,500	295,186	313,535	340,430	342,344
Total Loans	2,333,059	2,295,223	2,238,572	2,193,288	1,780,249
Deposits	2,328,697	2,375,759	2,377,662	2,435,682	1,980,454
Low Cost Deposits (1)	808,935	780,531	794,157	799,513	738,439
Interest-Bearing Liabilities	2,734,006	2,683,304	2,595,245	2,572,178	2,148,320
Shareholders’ Equity	333,799	330,136	322,028	312,063	236,333
Basic Shares	20,537	20,535	20,527	20,331	17,678
Diluted Shares	20,544	20,542	20,545	20,407	17,786
(1) Defined as interest checking, demand deposit and savings accounts.
(2) Includes securities available for sale and held for trading at amortized cost.

INTEGRA BANK CORPORATION
SUMMARY OF SELECTED CONSOLIDATED FINANCIAL DATA-con’t
(In thousands, except ratios and yields)

	March 31,	December 31,	September 30,	June 30,	March 31,
	2008	2007	2007	2007	2007
ASSET QUALITY

Non-Performing Assets:
Non Accrual Loans	$27,517	$18,549	$14,543	$12,975	$8,816
Loans 90+ Days Past Due	2,544	4,118	1,508	801	49

Non-Performing Loans	30,061	22,667	16,051	13,776	8,865
Other Real Estate Owned	3,267	2,923	4,016	3,563	1,246

Non-Performing Assets	$33,328	$25,590	$20,067	$17,339	$10,111

Allowance for Loan Losses:
Beginning Balance	$27,261	$26,401	$26,390	$21,165	$21,155
Allowance Associated with Acquisition	—	—	—	5,982	—
Provision for Loan Losses	3,634	2,280	723	455	735
Recoveries	448	236	362	426	348
Loans Charged Off	(2,753)	(1,656)	(1,074)	(1,638)	(1,073)

Ending Balance	$28,590	$27,261	$26,401	$26,390	$21,165

Ratios:
Allowance for Loan Losses to Loans	1.22%	1.18%	1.15%	1.19%	1.18%
Allowance for Loan Losses to Average Loans	1.23	1.19	1.18	1.20	1.19
Allowance to Non-performing Loans	95.11	120.27	164.48	191.57	238.75
Non-performing Loans to Loans	1.28	0.98	0.70	0.62	0.50
Non-performing Assets to Loans and Other Real Estate Owned	1.42	1.11	0.87	0.78	0.56
Net Charge-Off Ratio	0.40	0.25	0.13	0.22	0.17

NET INTEREST MARGIN

Yields (tax-equivalent)
Loans	6.61%	7.41%	7.67%	7.52%	7.25%
Securities	5.28	5.34	5.28	5.16	5.17
Regulatory Stock	5.15	4.73	4.80	4.36	5.68
Other Earning Assets	4.93	5.59	6.16	4.60	5.92

Total Earning Assets	6.37	7.00	7.19	7.01	6.76

Cost of Funds
Interest Bearing Deposits	3.21	3.63	3.75	3.73	3.44
Other Interest Bearing Liabilities	4.19	5.06	5.35	5.45	4.64
Total Interest Bearing Liabilities	3.47	3.95	4.07	4.02	3.68

Total Interest Expense to Earning Assets	3.14	3.58	3.67	3.61	3.28

Net Interest Margin	3.23%	3.42%	3.52%	3.40%	3.48%